EXHIBIT 23.2

                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated April 22, 1994, included in Univar Corporation's Form 10-K for the year ended February 28, 1994 and to all references to our Firm in this registration statement. It should be noted that we have performed no audit procedures subsequent to April 22, 1994, the date of our report, except with respect to the transactions discussed in Note 12 to the consolidated financial statements as to which the date is May 18, 1994


Arthur Andersen & Co.
Seattle, Washington
August 1, 1994.